Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cheryl R. Johnson
         Vice President, Investor Relations
         NOVOSTE CORPORATION
         (770) 717-6052

               NOVOSTE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

             * Annual Meeting of Shareholders Set for May 11, 2000 *

NORCROSS, GA., April 25, 2000 - Novoste Corporation (Nasdaq: NOVT) today reported its financial results for the quarter ended March 31, 2000. Net revenue for the quarter was $846,000 compared to $81,000 for the first quarter of 1999. Net loss for the quarter was $7,199,000, or $(0.50) per share, compared to a net loss of $8,062,000, or $(0.72) per share, for the same period last year. The decrease in net loss for the quarter was due to lower clinical trial expenditures, which was partially offset by an increase in sales and marketing expenses.

On April 7, 2000 Novoste completed a private placement offering, in which it sold 1,463,500 shares of its common stock at $35.00 per share. The placement raised net proceeds to the Company of $48.8 million, of which $5.0 million was received during the second quarter. After the offering, the Company had 15.85 million shares of common stock outstanding. The Company ended the first quarter with $82.2 million in cash and investments.

William A. Hawkins, President and CEO of Novoste Corporation, commented on the quarter, "Our results this quarter demonstrate our European customers' growing interest in the use of vascular brachytherapy to treat patients with in-stent restenosis. We are proud of our accomplishments with respect to clinical trial results, regulatory submissions, European commercialization, and financing the Company's growth. We remain confident in our ability to continue to build a successful company."

The Company's Annual Meeting of Shareholders will be held on Thursday, May 11, at 9:00 a.m. at the Atlanta Marriott Gwinnett Place, 1775 Pleasant Hill Rd., in Duluth, Georgia. The Proxy Statement and Annual Report were mailed on April 11 to shareholders of record on March 24, 2000.

The Company has scheduled a conference call for 10:00 a.m. Eastern on Tuesday, April 25, 2000, to discuss the first quarter results. You may access the conference call on the Internet at two addresses: 1) novoste.com (in the "Investor/Media" section), or 2) streetevents.com. The RealPlayer 7 software is required to listen to the audio stream; a link to the Real Networks Web site is provided on the sites mentioned above to download the free software.

The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties including the demonstration of safety and efficacy of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, market acceptance and availability of the Beta-Cath(TM) System, and other risks detailed in documents filed by Novoste with the SEC, including Forms 10-K, 10-Q and 8-K.

                      -- FINANCIAL HIGHLIGHTS TO FOLLOW --

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                               NOVOSTE CORPORATION

                        CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                  Three Months Ended March 31,
                                                -------------------------------
                                                    2000               1999
                                                ------------       ------------
Net Revenue ..............................      $    846,046       $     80,913
Cost of Sales ............................           753,380            175,148
                                                ------------       ------------
Gross Margin .............................            92,666            (94,235)
                                                ------------       ------------
Operating expenses:
   Research and development ..............         4,475,540          6,162,769
   Sales and marketing ...................         2,369,504          1,374,006
   General and administrative ............         1,047,501            743,532
                                                ------------       ------------
Total operating expenses .................         7,892,545          8,280,307
                                                ------------       ------------
Loss from operations .....................        (7,799,879)        (8,374,542)
Interest income ..........................           600,937            312,597
                                                                   ------------
Net loss .................................      $ (7,198,942)      $ (8,062,945)
                                                ============       ============
Net loss per share .......................      $      (0.50)      $      (0.72)
                                                ============       ============

Shares used in computing net loss
  per share ..............................      $ 14,268,589       $ 11,250,436
                                                ============       ============

                            CONDENSED BALANCE SHEETS
                                   (unaudited)

                                                  March 31,        December 31,
                                                    2000               1999
                                                ------------       ------------
ASSETS
Current assets:
   Cash, cash equivalents and short term
   investments ...........................       $82,154,155        $41,423,692
   Other current assets ..................         4,009,411          3,699,527
                                                 -----------        -----------
Total current assets .....................        86,163,566         45,123,219
Property and equipment, net ..............         3,779,679          3,509,203

Other assets .............................           564,573            734,980
                                                 -----------        -----------
Total assets .............................       $90,507,818        $49,367,402
                                                 ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ......................       $ 4,987,464        $ 6,302,558
Stockholders' equity .....................       $85,520,354         43,064,844
                                                 -----------        -----------
Total liabilities and stockholders'
  equity .................................       $90,507,818        $49,367,402
                                                 ===========        ===========